The information in this Preliminary Terms Supplement is not complete and may be changed. We may not sell these Notes until the Final Terms Supplement, the Prospectus Supplement, the accompanying Product Supplement and the Prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes, and we are not soliciting offers to buy these Notes, in any state where the offer or sale is not permitted.

Subject to Completion
Dated March 27, 2023 PRELIMINARY TERMS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-263376

Preliminary Terms Supplement

UBS AG Trigger Yield Optimization Notes

UBS AG $ Notes Linked to the shares of VanEck® Gold Miners ETF due on or about June 30, 2023

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to the initial price of the underlying asset.
Principal Amount per Note	Equal to the initial price of the underlying asset.
Term	Approximately 3 months.
Underlying Asset	The shares of VanEck® Gold Miners ETF
Coupon Payments

UBS AG will pay interest on the principal amount of the Notes on the coupon payment dates; provided that, if any coupon payment date would otherwise fall on a date which is not a business day, the relevant coupon payment date will be the first following day which is a business day unless that day falls in the next calendar month, in which case the relevant coupon payment date will be the first preceding day which is a business day. Each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last unadjusted coupon payment date to which interest has been paid or made available for payment (or the settlement date in the case of the first coupon payment date) to the relevant unadjusted coupon payment date.

UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date because that day is not a trading day or due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date. The table below sets forth each coupon payment date and reflects the coupon rate of 12.06% per annum. Amounts in the table below may have been rounded for ease of analysis.

Coupon Payment Date*	Coupon Payment (per Note)
June 30, 2023	3.0485%

*The record date for coupon payment will be one business day preceding the coupon payment date.

Coupon Rate	The Notes will bear interest at a rate of 12.06% per annum.
Total Coupon Payable	3.05%
Payment at Maturity (per Note)

If the final price of the underlying asset is equal to or greater than the trigger price, we will pay you an amount in cash at maturity equal to your principal amount.

If the final price of the underlying asset is below the trigger price, we will pay you for each Note you own an amount in cash at maturity equal to the product of (i) the final price of the underlying asset, multiplied by (ii) the share factor (subject to adjustment as described below). In this scenario, the cash payment you receive will be significantly less than your principal amount and may be zero.

Closing Price

On any trading day, the last reported sale price (or, in the case of Nasdaq, the official closing price) of the underlying asset during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price

The closing price of the underlying asset on the trade date, as determined by the calculation agent and as may be adjusted in the case of certain events, as described in the accompanying product supplement.

Trigger Price

84.43% - 86.09% of the initial price of the underlying asset. The actual trigger price will be set when the trade is placed on the trade date, as determined by the calculation agent and as may be adjusted in the case of certain events, as described in the accompanying product supplement.

Final Price

The closing price of the underlying asset on the final valuation date, as determined by the calculation agent and subject to adjustments in the case of certain events, as described in the accompanying product supplement.

Share Factor

The share factor is initially set equal to one. The share factor will be subject to adjustments in the case of certain events as described in the accompanying product supplement under "General Terms of the Securities -- Antidilution Adjustments for Securities Linked to an Underlying Asset or Equity Basket Asset", provided that references to "share delivery amount" therein shall mean the share factor.

Trade Date	March 27, 2023
Settlement Date	March 29, 2023
Final Valuation Date	June 27, 2023. The final valuation date may be subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Maturity Date	June 30, 2023. The maturity date may be subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
CUSIP	[]
ISIN	[]
Valoren	[]

The estimated initial value based on an issuance size of approximately $100,000 of the Notes as of the trade date is expected to be between 94.52% and 97.02% of the issue price to the public for Notes linked to the underlying asset. The range of the estimated initial value of the Notes was determined on the date of this preliminary terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Estimated Value Considerations” and “– Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 of this preliminary terms supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” in this preliminary terms supplement, under "Key Risks" beginning on page 6 of the prospectus supplement and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this preliminary terms supplement, the previously delivered prospectus supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See "Additional Information about UBS and the Notes" on page 4. The Notes we are offering will have the terms set forth in the Prospectus Supplement relating to the Notes, the accompanying product supplement, the accompanying prospectus and this preliminary terms supplement.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note

Notes linked to the shares of VanEck® Gold Miners ETF	$100%	$0.70%	$99.30%

UBS Financial Services Inc.

UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering for which this preliminary terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Prospectus Supplement dated May 31, 2022:
http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011760/ubs2000004223_424b2-04391.htm
•	Market Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011628/ubs2000004208_424b2-04373.htm
•	Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, "Trigger Yield Optimization Notes" or the "Notes" refer to the Notes that are offered hereby. Also, references to "prospectus supplement" mean the UBS prospectus supplement dated May 31, 2022, references to "Market-Linked Securities product supplement" mean the UBS product supplement, dated May 27, 2022, relating to the Notes generally and references to the "accompanying prospectus" mean the UBS prospectus titled, "Debt Securities and Warrants", dated May 27, 2022.

This preliminary terms supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here and are comparable to the corresponding risks discussed in the "Key Risks" section of the prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to Return Characteristics
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Risk of loss at maturity - The Notes differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying asset is equal to or greater than the trigger price and only at maturity. If the final price of the underlying asset is below the trigger price, UBS will pay you an amount in cash at maturity equal to the final price of the underlying asset for each Note that you own (subject to adjustments as described in the accompanying product supplement), which will be significantly less than your principal amount and may be zero.

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Higher coupon rates are generally associated with a greater risk of loss - Greater expected volatility with respect to the Note’s underlying asset reflects a higher expectation as of the trade date that the price of the underlying asset could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, the underlying asset’s volatility can change significantly over the term of the Notes and the price of the underlying asset for your Note could fall sharply, which could result in a significant loss of principal.

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The contingent repayment of your principal applies only at maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current underlying asset price is equal to or greater than the trigger price at that time.

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Your return on the Notes is limited to the coupons paid on the Notes - You will not participate in any appreciation of the underlying asset and your return on the Notes will be limited to the coupon payments. If the closing price of the underlying asset on the final valuation date is equal to or greater than the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying asset even though you risked being subject to the decline in the price of the underlying asset. If the closing price of the underlying asset on the final valuation date is less than the trigger price, UBS will pay you an amount in cash at maturity equal to the final price of the underlying asset for each Note you own (subject to adjustments as described in the accompanying product supplement), which will be significantly less than your principal amount and may be zero. Any payment at maturity will be unaffected by any appreciation or decline in the price of the underlying asset after the final valuation date. Therefore, your return on the Notes is limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying asset.

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Greater expected volatility generally indicates an increased risk of loss at maturity - “Volatility” refers to the frequency and magnitude of changes in the price of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of the trade date that the final price of the underlying asset could be less than the trigger price and, as a consequence, indicates an increased risk of loss. However, the underlying asset’s volatility can change significantly over the term of the Notes, and a relatively lower trigger price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

Risks Relating to Characteristics of the Underlying Asset
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Market risk - The price of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and (i) in the case of common stock or American depositary receipts, its issuer (the "underlying asset issuer") or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying asset. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying asset issuer and, therefore, the underlying asset. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

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Owning the Notes is not the same as owning the underlying asset - The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset, and you will not participate in any appreciation of the underlying asset, over the term of the Notes. Furthermore, the underlying asset may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

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No assurance that the investment view implicit in the Notes will be successful - It is impossible to predict whether and the extent to which the price of the underlying asset will rise or fall. There can be no assurance that the underlying asset price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.

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There is no affiliation between the underlying asset issuer, or for Notes linked to exchange traded funds, the issuers of the constituent stocks comprising the underlying asset (the "underlying asset constituent stock issuers"), and UBS, and UBS is not responsible for any disclosure by such issuer(s) - We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or, if applicable, any underlying asset constituent stock issuers. However, we are not affiliated with the underlying asset issuer or any underlying asset constituent stock issuers and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer or, if applicable, each underlying asset constituent stock issuer. Neither the underlying asset issuer nor any underlying asset constituent stock issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. Such issuer(s) have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, and any amounts payable on, your Notes

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The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests –– The underlying equity may be an exchange traded fund, and although the trading characteristics and valuations of such underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

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Fluctuation of NAV –– The net asset value (the "NAV") of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

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Failure of the underlying equity to track the level of the underlying index –– The underlying equity may be an exchange traded fund. Such underlying equity may be designed and intended to track the level of a specific index (an "underlying index"), but various factors, including fees and other transaction costs, may prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity may not be equal to the performance of its underlying index.

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Risks associated with non-U.S. securities — The Securities are subject to risks associated with non-U.S. securities. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable non-U.S. securities markets include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.Non-U.S. securities may also be subject to regulatory risks, including sanctions. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Additionally, following certain events, if the calculation agent determines that a change in law has occurred with respect to the Securities, the calculation agent may take the actions described in the accompanying product supplement under “— General Terms of the Securities — Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity”.

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The VanEck® Gold Miners ETF does not measure the performance of gold bullion - The VanEck® Gold Miners ETF measures the performance of shares of gold and silver mining companies and not gold bullion, and may under- or over-perform gold bullion over the short- or long-term.

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The [Securities/Notes] are subject to currency exchange rate risk - The [Securities/Notes] are subject to currency exchange rate risk because the VanEck® Gold Miners ETF may invest in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the [Securities/Notes] may be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the VanEck® Gold Miners ETF may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlying constituents will be adversely affected and the market value of, and return on, the [Securities/Notes] may decrease.

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The [Securities/Notes] are subject to risks associated with investments in the gold and silver mining industry - The [Securities/Notes] are subject to risks associated with investments in the gold and silver mining industry because the target index of the VanEck® Gold Miners ETF is comprised of the stocks of companies primarily engaged in the mining of gold or silver. The VanEck® Gold Miners ETF may be subject to increased price volatility as it is linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the VanEck® Gold Miners ETF primarily invests in stocks and American depositary receipts of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, its shares, and the value of securities linked to its shares, are subject to certain risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Similarly, silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

Estimated Value Considerations

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The issue price you pay for the Notes will exceed their estimated initial value - The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final terms supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Notes at any time will vary based on many factors, including the factors described above and in “- Risks Relating to Characteristics of the Underlying Asset - Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date - We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations
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There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets for the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Notes prior to maturity - The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying asset; the volatility of the underlying asset; the dividend rate paid on the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest
•

Following certain events, the calculation agent can make adjustments to the underlying asset and terms of the Notes that may adversely affect the market value of, and return on, the Notes — Following certain events affecting the underlying asset, the calculation agent may adjust the amount payable at maturity by adjusting the share factor, trigger price and/or the final price of the underlying asset, as applicable, and any other term of the Notes and, in some instances, may replace the underlying asset. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement, the prospectus supplement or this document as necessary to achieve an equitable result. In the case of common stock or ADRs, following certain events relating to the underlying asset issuer, such as a reorganization event or a delisting or suspension of trading, the return on the Notes may be based on the common stock or ADRs of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset, if applicable, or on the common stock issued by another company. In the case of an ETF, following certain events relating to the ETF, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Notes may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and any amounts payable on, the Notes. For more information, see the sections "General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

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Dealer incentives - UBS and its affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes which may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 0.7% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market

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Potential UBS impact on the market price of the underlying asset - Trading or transactions by UBS or its affiliates in the underlying asset and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset may adversely affect the market price of the underlying asset and, therefore, the market value of, and any amounts payable on, your Notes.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying asset, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may also postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date and may make adjustments to the share factor, trigger price, the final price and/or the underlying asset itself for certain events affecting the underlying asset. For more information, see the sections "General Terms of the Securities -- Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset", " -- Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset" and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement. As UBS determines the economic terms of the Notes, including the coupon rate and trigger price, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange- traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates may publish research or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes, and which may be revised without notice. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may influence the value of the Notes.

Risks Relating to General Credit Characteristics
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Credit risk of UBS - The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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The Notes are not bank deposits - An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder - The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance. In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation
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Uncertain tax treatment - Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the sections entitled "What are the Tax Consequences of the Notes?" herein and in the prospectus supplement and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, and consult your tax advisor about your tax situation.

Information about the Underlying Asset

All disclosures regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

The underlying asset will be registered under the Securities Act of 1933, the Securities Exchange Act of 1934 (as amended, the "Exchange Act") and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying asset issuer can be located by reference to its SEC file number provided below.

VanEck® Gold Miners ETF

"We have derived all information contained herein regarding the VanEck® Gold Miners ETF (the “GDX Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the GDX Fund’s investment adviser, Van Eck Associates Corporation (“Van Eck” or the “investment adviser”) and the index sponsor of the target index, as defined below.

The GDX Fund is one of the separate investment portfolios that constitute the VanEck® ETF Trust (“VanEck Trust”). The GDX Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE® Arca Gold Miners® Index (the “target index”). The target index is designed to measure the performance of highly capitalized companies in the gold mining industry. The target index consists of securities of selected companies which are involved in the mining for gold and silver ore and are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. The weight of companies whose revenues are more significantly exposed to silver mining will not exceed 20% of the target index at rebalance. The target index is calculated, maintained and published by, ICE Data Indices, LLC (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.

Select information regarding the GDX Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the GDX Fund’s website. Expenses of the GDX Fund reduce the net asset value of the assets held by the GDX Fund and, therefore, reduce the value of the shares of the GDX Fund.

The GDX Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of securities that generally replicates the target index. The GDX Fund normally invests at least 80% of its total assets in securities that comprise the target index and normally invests at least 80% of its total assets in common stocks and depositary receipts of companies involved in the gold mining industry. The GDX Fund may concentrate its investments in a particular industry or group of industries to the extent that the target index concentrates in an industry or group of industries. The GDX Fund may or may not hold all of the securities that are included in the target index.

Shares of the GDX Fund are listed on the NYSE Arca under the ticker symbol “GDX”.

Information from outside sources including, but not limited to the prospectus related to the GDX Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the GDX Fund or the target index.

Information filed by VanEck Trust with the SEC, including the prospectus for the GDX Fund, can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360.

"

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary terms supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing prices for GDX Fund's shares, based on daily closing prices on the primary exchange for GDX Fund. We obtained the closing prices below from Bloomberg Professional service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. GDX Fund's closing price on March 24, 2023 was $31.55. The actual initial price will be the closing price of GDX Fund's shares on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

04/02/2018	06/29/2018	$23.06	$21.81	$22.31

07/02/2018	09/28/2018	$22.68	$17.57	$18.52

10/01/2018	12/31/2018	$21.09	$18.39	$21.09

01/02/2019	03/29/2019	$23.36	$20.31	$22.42

04/01/2019	06/28/2019	$26.17	$20.17	$25.56

07/01/2019	09/30/2019	$30.95	$24.58	$26.71

10/01/2019	12/31/2019	$29.49	$26.19	$29.28

01/02/2020	03/31/2020	$31.05	$19.00	$23.04

04/01/2020	06/30/2020	$37.21	$24.03	$36.68

07/01/2020	09/30/2020	$44.53	$36.17	$39.16

10/01/2020	12/31/2020	$41.42	$33.42	$36.02

01/04/2021	03/31/2021	$38.51	$30.90	$32.50

04/01/2021	06/30/2021	$39.68	$33.60	$33.98

07/01/2021	09/30/2021	$35.09	$28.91	$29.47

10/01/2021	12/31/2021	$34.90	$29.33	$32.03

01/03/2022	03/31/2022	$38.91	$29.30	$38.35

04/01/2022	06/30/2022	$40.87	$27.38	$27.38

07/01/2022	09/30/2022	$28.16	$21.86	$24.12

10/03/2022	12/30/2022	$30.04	$22.68	$28.66

01/03/2023*	03/24/2023*	$33.27	$26.68	$31.55

* As of the date of this preliminary terms supplement, available information for the first calendar quarter of 2023 includes data for the period from January 3, 2023 through March 24, 2023. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2023.

The graph below illustrates the performance of GDX Fund's shares for the period indicated, based on information from Bloomberg. The solid line represents a hypothetical trigger price of $26.98, which is equal to 86.09% of an intra-day price on March 27, 2023. The actual trigger price will be based on the closing price of GDX Fund's shares on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in the prospectus supplement under “What Are the Tax Consequences of the Notes?” and the accompanying product supplement under “Material U.S. Federal Income Tax Consequences — Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract” and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. The terms of the Notes require (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component -- We intend to treat the debt component as having a term of one year or less, so that the amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest in income upon receipt of such interest.

Put Option component -- The put option component would generally not be taxed until taxable disposition or maturity of the Notes. At maturity, the put option component would be taxed as a short-term capital gain if the principal amount is repaid in cash. If the final price of the underlying asset is less than the trigger price on the final valuation date, the put option will be exercised at maturity and you will recognize short-term capital gain or loss equal to (i) the amount of cash received less (ii) the principal amount of your Notes less the total of the put option component of coupon payments received by you.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate	Interest on Debt Component	Put Option Component
12.06% per annum	% per annum	% per annum

In the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract — Alternative Treatments” in the accompanying product supplement. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance will ultimately result, if any, and whether such guidance will affect the tax treatment of the Notes.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse) or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to the discussion below regarding Section 871(m) of the Code and “FATCA,” you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset or any U.S. underlying constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, the underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset, the underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes (including possible alternative treatments and the issues presented by Notice 2008-2) arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final terms supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final terms supplement.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a "conflict of interest" in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Estimated Value Considerations” and “- Risks Relating to Liquidity and Secondary Market Price Considerations” in this preliminary terms supplement.

Prohibition of Sales to EEA & UK Retail Investors - The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary terms supplement, the accompanying prospectus supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary terms supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Terms Supplement
Indicative Terms	1
Additional Information About UBS and the Notes	3
Key Risks	4
Information About the Underlying Asset	7
VanEck® Gold Miners ETF	7
What are the Tax Consequences of the Notes?	9
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	11

Prospectus Supplement
Investment Description	i
Features	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Summary Terms	2
Investment Timeline	2
What are the Tax Consequences of the Notes ?	3
Key Risks	6
Hypothetical Examples and Return Table	11
Information About the Underlying Asset	14
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	14
Annex A – Form of Final Terms Supplement	A-2
Annex B – UBS Equity Investor - Investment Guide	B-2

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$ •

UBS AG Trigger Yield

Optimization Notes

due on or about June 30, 2023

Preliminary Terms Supplement dated March 27, 2023

(To Prospectus Supplement dated May 31, 2022,

Product Supplement dated May 27, 2022 and

Prospectus dated May 27, 2022)

UBS Investment Bank

UBS Financial Services Inc.